UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Alliance Semiconductor Corporation
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
B. Riley & Co., Inc.
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Alliance Semiconductor Corp. (ALSC) September 28, 2005 Institutional Shareholder Services Presentation Presentation Presentation

Table of Contents Overview & Key Issues Current Operating and Financial Strategies Our Objective: Value Enhancement Historical Timeline History of Overpromising and Underperforming Corporate Governance Deficiency Notable Conflicts Business Evaluation Recap of Operating Performance Lackluster Operating Performance and Stock Price Lack of Scale Funding Losses Why We Believe a Turnaround is Unfeasible... ....And Why Shareholders Will Lose if the current Board Continues ALSC's Investment Portfolio Investments Marked to Market Alliance Venture Management Alliance Venture Management - Key Holdings Maximizing what is Left Slate of Nominees Biographies and Track Record Track Record Summary Sources of Statistical and Related Data

Overview & Key Issues

Current Operating and Financial Strategies Alliance Semiconductor Corp. Operating Financial Three Business Units: Memory (SRAM) - 50% of FY '05 revs. Analog/Mixed Signal - 31% of FY '05 revs. System Solutions - 19% of FY '05 revs. Key Issues: Less than 1% market share in each unit 18 consecutive quarters of operating losses since Mar '01; is further investment warranted? 2005 non-memory business loss greater than 2004 Regular inventory writedowns; operating expenses in FY '05 were 140% of sales; FY '05 operating margin was -153% of sales Strategic & Financial Investments: Investments in foundries guarantee access to wafer capacity; positions in publicly traded foundries mark-to-market at $94MM Alliance Venture management (AVM) - $24MM book value Key Issues: Systematic liquidation of assets to fund the money losing operating business Investment Company Act of 1940 Conflict of interests at AVM IRS investigation & tax liabilities Overview & Key Issues

Our Objective: Value Enhancement Evaluate ALSC's operating business and investments with mandate to return maximum value, either through cash or equity distributions to shareholders or significant share repurchases Strengthen management team with addition of an identified seasoned operator with a proven track record Review all options regarding operations with a goal to eliminate /reduce cash burn during evaluation and likely sale of this business to a larger Semiconductor company Seek to quickly remedy and settle outstanding IRS, SEC and legal issues and restructure outstanding partnerships to minimize potential conflicts of interest Monetize venture capital investments, realizing that maximum shareholder value will be received only if ALSC's current portfolio is carefully managed Provide clarity to investors of the true value of ALSC's investment portfolio Overview & Key Issues

Historical Timeline Historical Timeline Feb '85 ALSC is founded by Damodar & CN Reddy Mar '91 Files for bankruptcy 1994 Raises $18.6MM in IPO Stock Price (Split-Adjusted) 1995 $10MM investment in Chartered Semi guarantees access to wafer production $109MM Follow-on offering; insiders net $13MM Enters partnership to form United Semi; commits $70MM Reduces outlook; stock subsequently loses 21% Stock is down 80% in last 4 months 1996 Class action lawsuit filed alleging securities fraud Receives 283MM shares of UMC as a result of a four-way merger that includes two foundries partly-owned by ALSC Forms Alliance Venture Management Announces it will recognize a $532MM gain as a result of UMC merger Applies for exemption from Investment Company Act of 1940 CEO receives letter from a large shareholder urging a share buyback Exemption from Investment Company Act of 1940 denied 1997 1998 1999 2000 2001 2002 2003 2004 2005 1996 (Exact dates are listed in the "Sources" slide) Announces plan to invest $50MM in Indian Design Center Overview & Key Issues

History of Overpromising and Underperforming April 30, 2002 - The company announced a number of cost cutting measurements to reduce expenses, including salary reduction for 15% of all vice presidents above starting October 1, 2001. By April 30, 2002 or six months later the company ended the the reductions as Dan Reddy claimed the company is "remaining hopeful about a potential recovery in the future we have decided to end all salary reductions" Alliance lost $79.1 million in the next year Jan 28, 2003 - Q-When would you expect to have enough critical mass in terms of revenue, that we will have a better chance to model this company in a more conventional way, i.e. how many months in the future before we can see the developing of a business here A-I think the answer and what we have indicated in other conferences is that this current upcoming fiscal year '04 we expect people to look at our business and operations as a real business. " April 29, 2003 - "I look for a stronger and profitable fiscal '04 for the Company Alliance lost 34.4 million from continued operations in fiscal year 2004. January 26, 2004 - "I don't see any reason why fiscal '05 is not going to be a great year for the Company. We will be back on track, as well as the revenue expansion in concerned, I don't see any reason why the Company should not be profitable, I think in fiscal '05. Alliance reports sequentially down revenues and a loss of 36.1 million in Fiscal year 2005. September 15, 2005 - Our goal is to become a leading provider of high performance semiconductor products. Our focus during fiscal year 2006 will be on controlling costs and expanding revenues, while developing the next generation product offerings in each of our business units, penetration of the high growth markets that our products address, as well as the expansion of key OEM relationships. We have recently taken several steps toward achieving these goals.

Corporate Governance Deficiency Questionable Independence of the Board Asset Mismanagement - Over a 5 year period, the Board sunk roughly $195MM in ALSC's operating business. Investments are systematically liquidated to support a failing business when, in our opinion, that capital should have been deployed to buy back shares at a discount to net cash & investments per share. Hiring Needham & Co. was not necessary. Demonstrates the board is reactionary, not proactive. High Director and Executive Turnover - Company has had a excessive turnover in key positions exemplifying instability of current management team. 8 CFO changes in 9 years. 4 VP of Sales since 1998. Lack of Accountability - Concentrated positions of power (e.g. Dan Reddy is Chairman, CEO, President and Interim CFO) put shareholders at the mercy of a handful of decision makers who, over time, have proven to be insensitive to shareholders' concerns. Lack of Ownership - Outside of ALSC's founders, Board members own a combined 0.63% of shares outstanding. Only stock non-founder directors own was granted from company. They have made no open market purchases. If they believe, why not? Lack of Communication with Shareholders - The Board has turned a deaf ear to requests to address shareholder concerns. Requests to meet with us were rebuffed Shareholder comments on conference calls were ignored or not allowed Letters from shareholders disregarded - Cannell Capital - Schneider Institutional Shareholder Services (ISS) assigned a Corporate Governance Quotient (CGQ(r)) to ALSC's Board that was, as of Sep. 1 2005, inferior to 92% of Russell 3000 companies and inferior to 96% of Semi and Semi Equipment companies. Overview & Key Issues

Notable Conflicts ALSC Director Sandy Kane was the Chairman and CEO of Tower Semiconductor from 1993 to 1995. Between 2001 and 2004, ALSC made $79M in investments in Tower which resulted in a current loss of $65M. Dan Reddy has been on the board of Tower Semiconductor since 2001. ALSC Director Greg Barton was Vice President General Council for Alliance Semiconductor from May 1995 to August 1998. Sandy Kane serves as Chairman and CEO of Legacy Systems, a startup company which ALSC invested in. Infobrain, which Dan Reddy is a shareholder has been a vendor for ALSC for a number of years. Alliance Ventures Galaxy Ventures ChipEngines Cross Investment Overview & Key Issues

Business Evaluation

Recap of Operating Performance - FY '95 to FY '05 ALSC has not recorded a full year of operating income since FY 2000, when it reported just $300k of income Net operating loss since FY 1995 = $275MM Inventory charges exceeding $200M since FY 1996. Operating margin has been negative since FY 1999, reaching a low of -195% of sales in FY 2003. Heavy investment in Research & Development is not translating into increasing sales and/or increasing market share. Business Evaluation

Lackluster Operating Performance and Resulting Stock Price In Millions, except per share data FY '01 FY '02 FY '03 FY '04 FY '05 ALSC 5 Yr. CAGR Peer Group Average 5 Yr. CAGR Net Sales $208.7 $26.5 $18.5 $26.7 $23.6 -35% -4% Gross Profit 20.8 (47.4) (21.2) 5.8 (2.6) -166% -7% Op. Exp. 33.5 30.8 40.7 40.3 32.1 -0.8% -1% Op. Income (12.7) (79.1)* (63.6)* (34.4) (36.1)** -23% -33% Shareholders' Equity 547.3 451.3 159.2 174.7 97.4 -29% -13% Share Price Relative to Net Investments Per Share FY '01 - FY '05 Premium Discount Investors Assign No Value to ALSC's Operating Business Business Evaluation *Includes charge for written-off acquired in-process R&D;**Includes goodwill impairment charge

ALSC Lacks Scale in Each of its 3 Operating Units FY '05 Revenue $11.8 Million $7.7 Million $4.5 Million '05e Market Size $2.7 Billion $10.7 Billion $1.6 Billion ALSC's Estimated Market Share 0.4% 0.07% 0.28% 13 Memory ("The Past") Analog/Mixed Signals ("The Future") System Solutions ("The Future") Memory Non-Memory FY '05 Gross Margin -52% 31% Op Ex as % of Sales 70% 199% FY '05 Operating Margin -122% -168% ALSC currently burns approximately $1.50 in cash for every dollar in revenue. On this basis, sales would have to reach $25MM-$30MM per quarter for ALSC to break even. However, ALSC has generated sales of just $6.0MM per quarter on average over the last 4 fiscal years. Business Evaluation

Time to Stop Funding Losses by Liquidating Assets Between FY '01 and FY '05, ALSC received proceeds of over $410MM from the liquidation of marketable securities and from the sale of interests in AVM & Solar investees: The equivalent of half of these proceeds went into supporting ALSC's operating business, which burned $195MM in cash over that same time period. $128MM was plowed back into venture capital investments, some of which have been written down ($37.1MM in AVM writedowns in FY '01 to FY '05). Only $56MM was used to repurchase stock, even though ALSC shares traded at a discount to net cash & investments per share for extended periods of time. Business Evaluation

Time to Stop Funding Losses by Liquidating Assets Operating Losses ($MM) Cash Proceeds from Liquidation of UMC Shares ($MM) Business Evaluation

Why We Believe a Turnaround is Unfeasible... The Memory business operates under a rigid cost structure, putting ALSC at a competitive disadvantage in a declining SRAM market Given its small size and fabless model, dedicated foundries will likely be reluctant to work with ALSC in migrating the company to smaller manufacturing nodes. The Board's "three-part strategy" that calls for the liquidation of the company's UMC and TSEM holdings makes ALSC particularly vulnerable to this. We expect the market for discrete SRAM chips to continue to decline. Discrete SRAM chips should continue to lose market share to discrete DRAM chips, discrete pseudo SRAM chips, and cache memory blocks included in a system-on-a-chip (SoC). Because ALSC does not offer a pseudo SRAM chips, we believe it will continue to lose market share. ALSC's Analog/Mixed-Signal business operates under a low-margin model, yet that segment drains most of the company's cash ALSC's clock and timing ICs focus on consumer applications that typically carry low margins. Designing analog circuits takes many design man hours. Therefore, having scale is important for any analog company to compete. We estimate that ALSC's analog and mixed-signal business will remain unprofitable unless management can triple revenue while keeping operating expenses flat. The System Solution business does not offer PCI Express bridge chips ALSC's connectivity products consist of PCI, PCI-x and Hypertransport bridge chips. However, the market is clearly migrating to PCI express, which will eventually cannibalize many of the markets ALSC targets. Business Evaluation

....and Why Shareholders Will Lose if the Board Continues to Invest in Operations In Millions, except per share data FY '05a FY' 06e FY '07e FY '08e FY '09e FY '10e Net Sales $23.6 $30.7 $39.9 $51.8 $67.4 $87.6 Gross Profit (2.6) 12.3 16.0 20.7 27.0 35.0 Op Ex 32.1 35.5 34.8 34.0 33.3 32.5 Op. Income (36.1) (23.2) (18.8) (13.3) (6.3) 2.5 Operating EPS ($0.64) ($0.41) ($0.33) ($0.23) ($0.11) $0.04 Free Cash Flow (31.4) (17.7) (13.3) (7.8) (0.8) 8.0 (1.5x FY '10e Sales) Using overly optimistic assumptions, it would take $60MM in further funding and 5 years before ALSC could generate cash. The net present value of the free cash flows in this lengthy turnaround is just $1.36 per share, or about a 50% discount to where ALSC shares are trading today. NPV per share: $1.36 Terminal Value: $131.4 Assumptions: 30% YoY growth; 40% gross margin; op ex gradually improves to 37% of sales in FY '10 from 140% in FY '05; taxing Op. Income at 37% marginal rate for operating EPS; FCF: EBITDA - CapX, where D&A and CapX are kept constant at $6.5MM and $1MM per year, respectively; 10% discount rate is used in the DCF calculation with a 1.5x FY '10e sales terminal value; 36MM sharecount in NPV per share calculation. Business Evaluation

Investment Portfolio

Marked to Market Analysis of Investment Portfolio Investment Portfolio Portfolio Portfolio ALSC shares trade at a 27% discount to net cash & investments. Clearly, the market is voting against a possible turnaround.

Investment Portfolio Alliance Venture Management In October 1999, ALSC formed Alliance Venture Management to manage and act as general partner of its investment funds. Subsequently, the company forms three VC investment vehicles, Alliance Ventures I, II, and III, respectively. Alliance Venture Management does not directly invest in the funds but receives a management fee out of the net profits of the investments-15% of profits from Alliance Ventures I II, and 16% of investment gains realized by Alliance Ventures III. Galaxy I & II formed for personal reasons. Though carried on the books at just $24MM, we believe AVM's liquidation value is well in excess of that. Because the company has control positions in many of the securities it holds, ALSC reduces the book value of the investments by the losses those companies generate. This, in essence, marks down the investment which leads to an undervalued asset. Our candidate C.N. Reddy, as ALSC's VP for Investments, will be instrumental in the monetization of AVM. He is on the board of many of the portfolio companies including Cavium, Xceive and Aperto. To date AVM has returned over $130M to ALSC.

Alliance Venture Management - Key Holdings AVM is carried on the books at roughly $24MM but we believe it is worth well in excess of that Total Backing AVM Ownership Estimated Post-Money Valuation Estimated Value of AVM Stake Comments Xceive $28MM in 3 Rounds 38.1% $60MM $23MM Raised $13.5MM in latest round (June 2005) Cavium Networks $61MM in 4 Rounds 15.4% $200MM $30MM Voted Most Respected Private Company twice; Current CFO is Pinnacle Entertainment ex-CFO Aperto Networks $94MM in 5 Rounds 14.5% $100MM+ $15MM+ CN Reddy is a Director Tharas Systems $23MM in 4 Rounds 15.1% $40MM+ $6MM+ Latest round: June 2005; Design Automation revs growing nicely Bay Microsystems $40MM in 4 Rounds N/A $100MM+ N/A Growing and profitable; Q1 '05 revs more than all of '04 Investment Portfolio

Maximizing What is Left Over the last five years, the Board has kept ALSC's operating business on life support by liquidating investments. Rather than expend further capital in the operating business, we believe capital should be returned to shareholders by: Likely selling the operating business Disposing of marketable securities Carefully monetizing venture capital investments Returning proceeds either through dividends, equity distributions or share repurchases Investment Portfolio

Slate of Nominees

Biographies of Proposed Board Members Bob D'Agostino Bob D'Agostino, 38, has served as President of Q-mation since 1999. Q- mation is a leading supplier of software solutions targeted at increasing operational efficiencies and asset performance in large manufacturing companies. Joining Q-mation in 1990, Mr. D'Agostino held various sales, marketing and operation management positions prior to his appointment as President in January 1999. Q-mation operates out of offices in Philadelphia, PA, Boston, MA and Cleveland, OH focusing primarily on food, pharmaceutical and consumer products industries. Mr. D'Agostino graduated from Lehigh University with a BS in Chemical Engineering.

Biographies of Proposed Board Members J. Michael Gullard J. Michael Gullard, 60, has served since 1984 as a general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies primarily in the software and data communications industries. He also serves on the board of directors of JDA Software Group, Inc., a Nasdaq listed company and Celeritek, Inc., a Nasdaq listed company and DynTek, Inc. Mr. Gullard's 27 years in the technology industry include a number of executive and management posts at Telecommunications Technology Inc. and the Intel Corporation. He holds a B.A and an M.B.A from Stanford University

Biographies of Proposed Board Members Alan B. Howe Alan Howe, 44, has extensive operational expertise combined with 20 years of corporate finance and business development experience. Mr. Howe is currently a Vice President of Business Development for Covad Communications, focused on wireless last mile alternative access. Prior to joining Covad, Howe was a principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm. Mr. Howe was also previously CFO of Teletrac, Inc. for six years, raising approximately $200 million in public high yield debt, private equity and bank financing. He helped lead Teletrac through a complex recapitalization and eventually worked to facilitate its sale to Trafficmaster PLC, a global leader in telematics services. Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development and one of the initial team members that helped start Sprint PCS. Before joining Sprint, he was an Assistant Vice President at Manufacturers Hanover Trust (now JP Morgan Chase & Co) in New York where he cross-sold a wide range of corporate finance products, including syndicated bank credits, interest rate swaps, M&A advisory services, mortgage financings, private placements, subordinated debt financings, structured finance products, cash management and trust services. Prior to his experience at Manufacturers Hanover Trust, Mr. Howe worked at Draper and Kramer, Inc, a large privately held real estate firm based in Chicago. Mr. Howe holds a Bachelor's degree in business administration from the University of Illinois and a Master's of Business Administration from the Indiana University Kelley Graduate School of Business with a specialty in finance.

C.N. Reddy C.N. Reddy, 49, is the co-founder of Alliance Semiconductor and has served as a director of Alliance Semiconductor since the company's inception in February 1985. Mr. Reddy served as Secretary to Alliance Semiconductor from February 1985 to October 2000. Beginning in February 1985, Mr. Reddy served as Vice President of Engineering. In May 1993, he was appointed Senior Vice-President of Engineering and Operations of Alliance. In December 1997, he was appointed Executive Vice President and Chief Operating Officer. In October 2000, Mr. Reddy resigned his positions as Chief Operating Officer and Secretary, and was appointed Executive Vice President for Investments. From 1984 to 1985, he served as Director of Memory Products of Modular Semiconductor, Inc., and from 1983 to 1984, Mr. Reddy served as a SRAM product line manager for Cypress Semiconductor Corporation. From 1980 to 1983, Mr. Reddy served as a DRAM development manager for Texas Instruments, Inc. and, before that he was a design engineer with National Semiconductor Corporation for two years. Mr. Reddy holds a M.S. degree in Electrical Engineering from Utah State University. Mr. Reddy is named inventor of over 15 patents related to SRAM and DRAM designs. C.N. Reddy is the brother of N. Damodar Reddy, CEO of Alliance Semiconductor. Mr. Reddy serves on the Board of Directors of many privately held companies, including several companies in which Alliance Venture Management's investment funds hold equity interests. Biographies of Proposed Board Members

Biographies of Proposed Board Members Bryant R. Riley Bryant Riley, 38, is both founder and Chairman of B. Riley and Company, LLC. B. Riley & Co. is a Southern California based brokerage firm providing research and trading ideas primarily to institutional investors. Founded in 1997, B. Riley & Co. also has offices in San Francisco and New York. Mr. Riley is also the founder and Chairman of Riley Investment Management, LLC, an investment company which provides investment management services. He also serves on the board of directors of Aldila, Inc., a Nasdaq listed company and Celeritek, Inc., a Nasdaq listed company. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an Institutional Salesman and Trader. From October 1993- January 1997 he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles based brokerage firm. From 1991-1993 he was a co-founder of Huberman-Riley, a Texas based brokerage firm. Mr. Riley graduated from Lehigh University in 1989 with a BS in finance.

Track Record 29 Celeritek (CLTK) Established position Oct. 2001 at $6/share; CLTK had $8.70/share in cash After repeated attempts to motivate a disinterested Board to consider change, we called for a special meeting to vote in an alternative Board Replaced half the Board in 2003 Evaluated business, closed down money losing operations and formed Strategic Committee Sold Defense business to Teradyne (TER) Sold money-losing Semiconductor business to Mimix Total distribution to date = $8.10; Return currently ~40% Slate of Nominees Aldila (ALDA) Established Position 1999 through 2003 between $1 and $6/share Approached management about a possible buyout as well as concern regarding current Board Joined Board in April 2003 when 3 members stepped down; shares were trading at $1.50 Worked with management to focus operations and cut costs Shares currently trading at $23/share, representing a 1430% return since joining the Board

Summary The current Board's corporate governance policies are detrimental to shareholders ALSC's operating business is too small to make sense as a stand- alone concern Enough of the Company's resources have been wasted to artificially keep the operating business alive; further investment is not warranted in our opinion What is left of ALSC's portfolio of investments in public and private companies should be managed with a mandate to maximize value for shareholders, not as a source of funding for the operating business Our slate of nominees has a proven track record of beneficial shareholder activism and has the resources to materialize our objectives

Sources of Statistical & Related Data Slide 6: Dates referenced in chronological order: Feb '95; Mar '91; Nov '93; Oct '94; Feb '95; Mar 28 '95; Jul '95; Dec '95; Jan 18 '96; Mar '96; Jun '99; Oct '99; Jan '00; Feb '00; Aug '00; Oct '01; Mar '02; May '04 Slide 7: Money sunk in operating business refers to Cash From Operations in FY '01 - FY '05. Board members own a combined 225,407 shares as of latest PREC 14A filing, which is 0.63% of a 35.5MM share base. Slide 10: All facts based on SEC filings for FY '96 to FY '05. Slide 11: Historical operating data based on numbers reported in 10-K filed with the SEC for FY '01 to FY '05; Operating Income is GAAP and includes inventory writedowns and other charges; Net Cash & Investments per share defined as: cash + short term inv + long term inv - debt + acc other comp inc - deferred inc taxes; Premium/Discount calculation based on average stock price in each period; Peer group composition: Applied Micro Circuits (AMCC), Cypress Semiconductor (CY), Exar (EXAR), Integrated Device Tech. (IDTI), Integrated Silicon Solution (ISSI), Marvel Tech. Group (MRVL), Pericom Semiconductor (PSEM), PLX Tech. (PLXT), PMC-Sierra (PMCS), TranSwith (TXCC), Vitesse Semiconductor (VTSS); Peer group historical data provided by Capital IQ. Slide 12: Size of SRAM market: Semico Research - SRAM Market Study-Second Quarter 2005 (Aug 2005); Size of Analog/Mixed Signal market: Frost & Sullivan - World Power Management IC Markets (Mar 2004); Size of System Solutions market: Pericom Semiconductor Corp. (PSEM) Investor Presentation, Slide 10 (Apr 2003); « Non-Memory » aggregates performance of the Analog/mixed Signal and System Solution operating units; segment performance based on figures disclosed in FY '05 10-K. Slide 14: All firgures are based on figures reported in 10-Ks filed for FY '01 to FY '05 Slide 15: All firgures are based on disclosures made in 10-Qs and 10-Ks filed FY '03 to FY '05 Slide 16: All assertions made are based on B. Riley & Co.'s research Slide 17: FY '05 historicals based on FY '05 10-K; assumptions driving projections are disclosed on the slide. Slide 19: Market prices based on closing prices on Sep 23, 2005. Estimated value of AVM based on B. Riley & Co. Research; position in UMC and TSEM as reported in SEC filings. Slide 21: Estimated value of AVM companies are based on B. Riley & Co.'s estimates